Exhibit 99.2



                                               Contact:  Neil Lefort
                                  Vice President, Investor Relations
                                                      (630) 527-4344


          MOLEX REPORTS RECORD REVENUE FOR FISCAL YEAR 2005

       Reaffirms September quarter and fiscal year 2006 outlook

           Completes Sarbanes-Oxley section 404 compliance

 Investor meetings to be held in Chicago, San Francisco and New York


Lisle, IL, USA - September 8, 2005 -- Molex Incorporated (NASDAQ:MOLX and MOLXA), a global electronic components company, today reported results for its fourth fiscal quarter and full year ended June 30,
2005, including record revenue for its fiscal year ended June 30, 2005. The Company also announced that the audit of its financial statements for fiscal 2003 and fiscal 2004 has been completed, and that the financial results for those fiscal years remain as previously reported.


FY2005 Fourth Quarter Results
-----------------------------

Revenue for the quarter ended June 30, 2005 was $643.8 million, an increase of $11.9 million, or 1.9% over the prior year quarter. Revenue in local currencies decreased 1.0%, as currency translation increased net revenue by approximately $16.9 million over the prior year's quarter, primarily as a result of the weaker U.S. dollar relative to the Japanese yen and euro.

Revenue in the Far East South region was $192.0 million, an increase of 9.0% over the prior year's quarter, primarily driven by demand from the digital consumer, PC, and mobile phone markets. In the Far East North region (Japan and Korea), revenue was $131.0 million, an increase of 1.4% in dollars and a decrease of 2.3% in local currencies. In the Americas, revenue of $187.8 million increased 1.2%. In Europe, revenue of $125.3 million remained flat in dollars and declined 6.3% in local currencies.

Net Income for the quarter ended June 30, 2005 was $4.9 million, or $0.03 per share, compared with $57.2 million, or $0.30 per share in the prior year quarter. The Company continues to realign its manufacturing capacity in order to reduce costs and optimize plant utilization. As a result, the Company recorded a previously announced restructuring charge of $27.9 million ($21.6 million after-
tax)  in  the  fourth  fiscal  quarter.  The  Company  also  recorded previously  announced  charges  that  included  a  non-cash  goodwill impairment  of  $22.9  million  (both  pre-tax  and  after-tax),  and building impairment of $2.3 million ($1.4 million after-tax). The reduction per share from these charges was $0.24. In addition, other non-operating items primarily related to tax adjustments increased net income by $5.4 million, or $0.03 per share.

The effective tax rate for the quarter was 60.4%, principally impacted by the goodwill impairment charge for which no tax benefit was provided, and by a reduction of tax reserves. In addition, during the fourth fiscal quarter the Company adjusted the full fiscal year tax rate to 28.8%, compared with 27.0% in the first nine months of fiscal 2005.


Full FY2005 Results
-------------------

Revenue for the twelve months ended June 30, 2005 was a record $2.549 billion compared with $2.247 billion in the prior fiscal year, a 13.4% increase. Revenue in local currencies increased 10.2%, as currency translation increased net revenue by approximately $72.1 million over the prior fiscal year. Net income was $154.4 million, or $0.81 per share, compared with $176.0 million, or $0.92 per share in the prior fiscal year. These results for fiscal 2005 include a $0.24 per share reduction due to the charges mentioned above.

The Company's order backlog on June 30, 2005 was $259.5 million, compared with $332.6 million on June 30, 2004. This decrease was partially attributable to significantly higher distribution orders recorded in the June fiscal 2004 quarter in advance of a price increase. In addition, during fiscal 2005 the Company provided additional vendor-managed inventory to customers. Under this method, the new order and shipment occur simultaneously and without impacting reported backlog. New orders for the fourth quarter were $651.6 million, up 7.2% sequentially, and have continued at an encouraging pace in the current September quarter.

Cash and marketable securities were $497.6 million at June 30, 2005, compared with $447.2 million at March 31, 2005 and $338.7 million at June 30, 2004.


Research and Development and Capital Spending
---------------------------------------------

Research and development expenditures for the fourth quarter were $32.9 million, compared with $34.8 million for the same period last year. Research and development expenditures for the twelve-month period were $133.6 million, compared with $119.0 million for the same period last year. Capital expenditures for the fourth quarter were $75.7 million, up 36.5% compared with the same period last year. Capital expenditures for the twelve-month period were $230.9 million, up 21.7% compared with $189.7 million for the same period last year. Depreciation expense for the fourth quarter was $55.2 million, compared with $57.6 million for the same period last year. Depreciation expense for the twelve-month period was $227.7 million, compared with $225.2 million for fiscal 2004.


Stock Buyback Actions
---------------------

During the June quarter, the Company repurchased 1,030,000 shares of Class A Common Stock (MOLXA) and 425,000 shares of Common Stock
(MOLX) at a total cost of $34.6 million. These purchases were completed under a $250 million Board authorization for the period ending December 30, 2006. The Company has approximately $215 million remaining under the current authorization.


September Quarter and FY2006 Outlook
------------------------------------

Based on a current review of its forecast operating results, the Company remains comfortable with its guidance for operating results for the first quarter ending September 30, 2005, and the fiscal year ending June 30, 2006, as provided in its July 26, 2005 press release.


FY2003 and FY2004 Audit
-----------------------

As previously announced on July 19, 2005, the Audit Committee of the Company's Board of Directors requested Ernst & Young LLP to audit the Company's financial statements for fiscal 2003 and fiscal 2004 in addition to its fiscal 2005 audit. This has now been completed and the financial results for those fiscal years remain as previously reported.


Sarbanes-Oxley Section 404 Compliance
-------------------------------------

The Company completed its assessment of internal control as required by the Sarbanes-Oxley Act of 2002 and has concluded that the Company maintained effective internal control over financial reporting as of June 30, 2005. In addition, Ernst & Young has issued an unqualified opinion with respect to management's assessment and the effectiveness of the Company's internal control over financial reporting as of June 30, 2005.


Forward-Looking Statement
-------------------------

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information and include, among others, the discussion under "September Quarter and FY2006 Outlook" above. These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company's actions or the demand for the Company's products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups; the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities. Other risks and uncertainties are set forth in Molex's documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2004 and its Form 10-Q for the quarter ended March 31, 2005. Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

The Company's Annual Report, as well as news releases and other supplementary financial data is available by accessing the Company's website at www.molex.com.


Earnings Conference Call Information
------------------------------------

A conference call will be held on Thursday, September 8, 2005 at 4:00pm central. Please dial (800) 603-3143 to participate in the conference call. International callers please dial (706) 634-0917. Please dial in at least five minutes prior to the start of the call. Internet users will be able to access the webcast at www.molex.com live and in replay. A 48-hour telephone replay is also available at
(800) 642-1687 or (706) 645-9291 / conference ID 8632258.


Investor Meetings
-----------------

The Molex Analysts Meeting will be on Tuesday, September 13, 2005 at the Wyndham Northwest Chicago, 400 Park Boulevard, Itasca, Illinois. The meeting will begin at 10:00am central and is scheduled to end at approximately 3:30pm central. Participating will be the Molex Executive Committee, including Global Managers and Industry Marketing personnel. Breakfast with management will be from 9:00-9:45am central for those who are available.

Molex will also present these materials in San Francisco on Thursday, September 15, 2005 at the Hilton San Francisco, 333 O'Farrell Street, San Francisco, CA 94102 and in New York on Friday, September 16, 2005 at the Sofitel New York, 45 West 44th Street, New York, NY 10036. These meetings will begin at 8:00am local time and are scheduled to end at approximately 11:00am local time. Breakfast will be served. Participants from Molex will include Jim Fleischhacker, Executive VP; Dave Johnson, CFO; Neil Lefort, VP, Investor Relations; Liam McCarthy, President and COO; Dave Root, President of the Americas Region (effective 10/01/2005) and Martin Slark, Vice Chairman and CEO.

If you would like further details or to attend any of the meetings - please send an email to Chris.Gutierrez@molex.com or call (630) 527-4447.


Molex Incorporated is a 67-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products with 58 plants in 19 countries throughout the world.

                              #   #   #

Editor's note: Molex is traded on the NASDAQ National Market System in the United States and on the London Stock Exchange. The Company's voting common stock (MOLX) is included in the S&P 500 Index and the NASDAQ 100.







                          Molex Incorporated
                      Consolidated Balance Sheets
                 (in thousands, except per share data)

                                                                               June 30,
                                                                      _______________________
ASSETS                                                                    2005         2004
Current assets:                                                       __________   __________
Cash and cash equivalents                                             $  309,756   $  234,431
Marketable securities                                                    187,835      104,223
Accounts receivable, less allowances
 of $20,293 in 2005 and $22,901 in 2004                                  539,533      529,630
Inventories                                                              290,100      265,344
Deferred income taxes                                                     16,518       20,258
Prepaid expenses                                                          30,321       14,758
                                                                      __________   __________
 Total current assets                                                  1,374,063    1,168,644

Property, plant and equipment, net                                       984,237    1,022,378
Goodwill                                                                 143,872      164,915
Non-current deferred income taxes                                        126,987      119,532
Other assets                                                              98,513       96,877
                                                                      __________   __________
 Total assets                                                         $2,727,672   $2,572,346
                                                                      __________   __________

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term loans and current portions of long-term debt
 and capital leases                                                   $    5,771   $    3,694
Accounts payable                                                         252,370      234,823
Accrued expenses:
 Salaries, commissions and bonuses                                        73,652       69,006
 Other                                                                    85,407       74,154
Income taxes payable                                                      52,304       46,787
                                                                      __________   __________
 Total current liabilities                                               469,504      428,464
Other non-current liabilities                                             10,788       10,487
Accrued pension and other postretirement benefits                         67,063       52,151
Long-term debt and obligations under capital leases                        9,975       14,039
Minority interest in subsidiaries                                          2,078        1,211
                                                                      __________    _________
    Total liabilities                                                    559,408      506,352

Stockholders' equity:
Common Stock, $0.05 par value; 200,000 shares authorized;
 110,814 shares issued at 2005 and 110,415 shares issued at 2004           5,541        5,521
Class A Common Stock, $0.05 par value; 200,000 shares authorized;
 104,998 shares issued at 2005 and 104,162 shares issued at 2004           5,250        5,208
Class B Common Stock, $0.05 par value; 146 shares authorized;
 94 shares issued at 2005 and 2004                                             5            5
Paid-in capital                                                          400,173      369,660
Retained earnings                                                      2,286,826    2,160,368
Treasury stock (Common Stock, 10,322 shares at 2005 and 9,857 shares at 2004; Class A Common Stock, 17,727 shares at 2005 and 15,744
 shares at 2004), at cost                                               (568,917)    (509,161)
Deferred unearned compensation                                           (31,910)     (32,180)
Accumulated other comprehensive income                                    71,296       66,573
                                                                      __________   __________
Total stockholders' equity                                             2,168,264    2,065,994
                                                                      __________   __________
 Total liabilities and stockholders' equity                           $2,727,672   $2,572,346
                                                                      __________   __________






                          Molex Incorporated
                   Consolidated Statements of Income
                 (in thousands, except per share data)

                                       Three Months Ended      Twelve Months Ended
                                            June 30,                 June 30,
                                       __________________    _______________________
                                         2005      2004         2005         2004
                                       ________  ________    __________   __________
Net revenue                            $643,762  $631,817    $2,548,652   $2,246,715
Cost of sales                           428,628   404,659     1,675,308    1,469,969
                                       ________  ________    __________   __________
Gross profit                            215,134   227,158       873,344      776,746

Selling, general and administrative     155,354   153,922       622,954      555,563
Restructuring costs                      27,875         -        27,875            -
Goodwill and other asset impairments     25,169         -        25,169            -
                                       ________  ________    __________   __________
 Total operating expenses               208,398   153,922       675,998      555,563
                                       ________  ________    __________   __________
Income from operations                    6,736    73,236       197,346      221,183

(Gain) loss on investments                  295         -        (2,916)      (5,406)
Equity income                            (2,597)   (3,121)      (10,176)      (9,555)
Interest income, net                     (2,546)     (498)       (6,449)      (3,748)
                                       ________   _______     _________    _________
 Total other (income) expense, net       (4,848)   (3,619)      (19,541)     (18,709)
                                       ________   _______     _________    _________

Income before income taxes               11,584    76,855       216,887      239,892

Income taxes                              6,992    19,551        62,463       63,571
Minority interest                          (290)      103           (10)         371
                                       ________  ________     _________   __________
Net income                             $  4,882  $ 57,201     $ 154,434   $  175,950
                                       ________  ________     _________   __________

Earnings per share:
 Basic                                 $   0.03   $  0.30     $    0.82   $     0.93
 Diluted                               $   0.03   $  0.30     $    0.81   $     0.92

Average common shares outstanding:
 Basic                                  188,468   189,379       188,646      190,207
 Diluted                                190,089   191,315       190,572      192,186




                          Molex Incorporated
                 Consolidated Statements of Cash Flows
                            (in thousands)


                                                                              Years Ended June 30,
                                                                     ___________________________________
                                                                        2005         2004         2003
                                                                     _________    _________    _________
Cash and cash equivalents, beginning of year                         $ 234,431    $ 178,976    $ 213,477

Operating activities:
Net income                                                             154,434      175,950       84,918
Add (deduct) non-cash items included in net income:
 Depreciation and amortization                                         230,722      228,480      228,730
 Asset write-downs included in restructuring costs                      12,150            -       23,070
 (Gain) loss on investments                                             (2,916)       4,987        5,089
 Goodwill and other asset impairments                                   25,169            -            -
 Deferred income taxes                                                  (3,691)      (7,698)     (31,412)
 Loss on sale of property, plant and equipment                          11,811        3,983        5,394
 Amortization of deferred unearned compensation                         14,913       13,848       12,807
 Other non-cash charges                                                  8,353          387       13,684

Changes in assets and liabilities, excluding effects of foreign currency adjustments and acquisition:
 Accounts receivable                                                      (938)     (93,909)         836
 Inventories                                                           (20,301)     (72,159)      (6,734)
 Accounts payable                                                       15,567       40,555      (11,730)
 Other current assets and liabilities                                     (912)       9,319       (2,486)
 Other assets and liabilities                                          (11,527)     (11,712)     (17,294)
                                                                     _________    _________    _________
Cash provided from operating activities                                432,834      292,031      304,872
                                                                     _________    _________    _________
Investing activities:
Capital expenditures                                                  (230,895)    (189,724)    (171,193)
Proceeds from sale of property, plant and equipment                     11,529        7,087        3,851
Purchases of business assets, net of cash acquired                           -      (37,920)           -
Proceeds from sales of marketable securities                         3,460,220    4,962,242    3,420,878
Purchases of marketable securities                                  (3,543,679)  (4,895,230)  (3,492,265)
Other investing activities                                              16,593       (4,813)     (10,496)
                                                                     _________    _________    _________
Cash used for investing activities                                    (286,232)    (158,358)    (249,225)
                                                                     _________    _________    _________
Financing activities:
Net decrease in short-term loans                                             -         (656)        (794)
Net decrease in long-term debt                                            (852)      (3,586)        (916)
Cash dividends paid                                                    (27,964)     (19,022)     (19,214)
Principal payments on capital leases                                    (3,325)      (4,649)      (7,075)
Exercise of stock options                                               12,038        9,972        8,580
Purchase of treasury stock                                             (58,217)     (70,215)     (74,997)
Reissuance of treasury stock                                               632        2,048        2,085
                                                                     _________    _________    _________
Cash used for financing activities                                     (77,688)     (86,108)     (92,331)
                                                                     _________    _________    _________
Effect of exchange rate changes on cash                                  6,411        7,890        2,183
                                                                     _________    _________    _________
Net increase (decrease) in cash and cash equivalents                    75,325       55,455      (34,501)
                                                                     _________    _________    _________
Cash and cash equivalents, end of year                               $ 309,756    $ 234,431    $ 178,976
                                                                     _________    _________    _________
Supplemental cash flow information:
Interest paid                                                        $     921    $     842    $   1,835
Income taxes paid                                                    $  81,377    $  82,508    $  41,776
